      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998

                                                      REGISTRATION NO. 333-27517
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                            ENERGY EAST CORPORATION

             (Exact name of Registrant as specified in its charter)

           NEW YORK                 14-1798693
 (State or other jurisdiction    (I.R.S. Employer
              of                  Identification
incorporation or organization)         No.)

                               One Commerce Plaza
                             Suite 2006A-20th Floor
                             Albany, New York 12260

                    (Address of principal executive offices)

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                             1997 STOCK OPTION PLAN

                              (Full title of plan)

                            ------------------------

                                DANIEL W. FARLEY
                                   Secretary
                            ENERGY EAST CORPORATION
                               One Commerce Plaza
                             Suite 2006A-20th Floor
                             Albany, New York 12260

                    (Name and address of agent for service)

                                 (518) 434-3014

         (Telephone number, including area code, of agent for service)

                            ------------------------

    This Post-Effective Amendment No. 1 to the Registration Statement (Registration No. 333-27517) shall become effective upon filing in accordance with Rule 464 under the Securities Act of 1933, as amended.

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
            ADOPTION OF PREDECESSOR ISSUER'S REGISTRATION STATEMENT

    This Post-Effective Amendment No. 1 to Form S-8 is filed by Energy East Corporation (the "Registrant") in order to expressly adopt the statements made by New York State Electric & Gas Corporation ("NYSEG") in its Form S-8 Registration Statement (Reg. No. 333-27517) (the "Registration Statement") in accordance with Rule 414(d) of the Securities Act of 1933, as amended (the "1933 Act"), for all purposes of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Registration Statement relates to shares of Common Stock issuable upon the exercise of stock options granted under NYSEG's 1997 Stock Option Plan (the "Plan"). The NYSEG Common Stockholders, at the 1998 Annual Meeting of Stockholders held on April 29, 1998, approved the Agreement and Plan of Share Exchange (the "Plan of Exchange"), filed as Exhibit 2.1 to the Registrant's Registration Statement on Form S-4, as amended (Reg. No. 333-37997). Pursuant to the Plan of Exchange, each outstanding share of NYSEG Common Stock ($6.66 2/3 par value) was exchanged for one (1) share of the Registrant's Common Stock, par value $.01 per share, and NYSEG became a subsidiary of the Registrant. Pursuant to the Plan of Exchange, the shares of NYSEG Common Stock previously issued and outstanding under the Plan were converted into an equivalent number of shares of Common Stock of the Registrant. In addition, each right or option previously issued or outstanding under the Plan to purchase shares of NYSEG Common Stock was converted into a right or option to purchase an equivalent number of shares of Common Stock of the Registrant upon the same terms and conditions. From and after the effective time of the Plan of Exchange, Common Stock of the Registrant will be used in lieu of NYSEG Common Stock whenever stock is required to be issued in connection with the Plan.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There is hereby incorporated by reference in this Registration Statement the following document heretofore filed with the Securities and Exchange Commission:

        1. NYSEG's Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to the 1934 Act.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all of the securities have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF COMMON STOCK

    The following statements with respect to the Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share, of the Registrant are summaries of certain provisions of the Registrant's Restated Certificate of Incorporation ("Charter") setting forth the designations, preferences, privileges and voting powers of such stock and the restrictions or qualifications thereof. The statements herein contained are summaries and reference is made to the Charter for the full provisions.

    GENERAL. The Registrant's Charter provides that, to the extent permitted by the Business Corporation Law of the State of New York ("BCL") and the Registrant's Charter, the Board of Directors of the Registrant is authorized, at any time or from time to time, to establish and designate one or more series of the Registrant's Preferred Stock and to fix the number of shares and the relative rights, preferences and limitations of each such series.

    DIVIDENDS. Subject to any prior rights of the Registrant's Preferred Stock, if any should become outstanding, dividends on the Registrant's Common Stock will be paid if, when and as determined by the Board of Directors of the Registrant from time to time out of funds legally available therefor.

    VOTING RIGHTS. Holders of the Registrant's Common Stock are entitled to one vote for each share held by them on all matters submitted to the stockholders of the Registrant. The Registrant's Charter provides for the adoption of a plan of merger or consolidation by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast. Holders of the Registrant's Common Stock do not have cumulative voting rights in the election of directors. The Registrant's Charter and By-Laws require the affirmative vote of the stockholders entitled to cast three-fourths of the votes entitled to be cast in order for stockholders to alter, amend, repeal, or adopt any provision inconsistent with, certain specified provisions of the Registrant's By-Laws. The Registrant's Board of Directors is divided into three classes serving staggered three year terms.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Registrant, either voluntary or involuntary, after payment or provision for payment shall have been made of the amounts to which the holders of the Registrant's Preferred Stock shall be entitled under the provisions of any series of the Registrant's Preferred Stock established by the Board of Directors, the holders of the Registrant's Common Stock will be entitled, to the exclusion of the holders of the Registrant's Preferred Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Registrant available for distribution.

    PREEMPTIVE AND OTHER RIGHTS. The holders of the Registrant's capital stock are not entitled to any preemptive rights to subscribe for or purchase any part of any issue, sale or offering of any shares of the

Registrant of any class or series, now or hereafter authorized, or of any options, warrants or rights to subscribe for or purchase any such shares, or of any securities convertible into, exchangeable for, or carrying options, warrants or rights to subscribe for or purchase, any such shares, regardless of whether such issue, sale or offering is for cash, property, services or otherwise. The Registrant's Common Stock is not subject to redemption or to any further calls or assessments and is not entitled to the benefit of any sinking fund provisions. The shares of the Registrant's Common Stock to be issued in connection with the Plan when issued will be fully paid and non-assessable.

    LISTING. The Registrant's Common Stock is listed on the New York Stock Exchange.

    TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Registrant's Common Stock is ChaseMellon Shareholder Services, L.L.C., P.O. Box 590, Ridgefield Park, New Jersey 07660.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Statements made herein and in the documents incorporated by reference in this Registration Statement as to matters of law and legal conclusions have been reviewed by Huber Lawrence & Abell, General Counsel for the Registrant, and have been made in reliance upon their authority as experts. As of March 31, 1998, a member of the firm of Huber Lawrence & Abell who participated in the preparation of this Registration Statement owned 2,104 shares of NYSEG Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The BCL provides that if a derivative action is brought against a director or officer, the Registrant may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the Registrant. In a nonderivative action or threatened action, the BCL provides that the Registrant may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant.

    Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

    The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

    The By-Laws of the Registrant provide that to the extent not prohibited by law, the Registrant shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, (i) is or was a director or officer of the Registrant or (ii) is or was serving any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at the request of the Registrant.

    The By-Laws of the Registrant also provide, among other things, that:

        (1) no indemnification shall be made to or on behalf of any director or officer, if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

        (2) the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

        (3) the Registrant may, with the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director or officer of the Registrant, or who is serving, or is about to serve, at the request of the Registrant, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

    The Registrant has insurance policies indemnifying its directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

ITEM 8. EXHIBITS.

    See Exhibit Index.

ITEM 9. UNDERTAKINGS

    The Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (i) and (ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;

        (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant's By-Laws, the BCL or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of April, 1998.

                                ENERGY EAST CORPORATION

                                By:            WESLEY W. VON SCHACK*
                                     -----------------------------------------
                                                      CHAIRMAN

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 30th day of April, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------

Principal Executive, Financial
and
Accounting Officer:

    WESLEY W. VON SCHACK*
------------------------------    Chairman and Director
     Wesley W. Von Schack

Directors:

       RICHARD AURELIO*
------------------------------           Director
       Richard Aurelio

      JAMES A. CARRIGG*
------------------------------           Director
       James A. Carrigg

     ALISON P. CASARETT*
------------------------------           Director
      Alison P. Casarett

     JOSEPH J. CASTIGLIA*
------------------------------           Director
     Joseph J. Castiglia

       LOIS B. DEFLEUR*
------------------------------           Director
       Lois B. DeFleur

     EVERETT A. GILMOUR*
------------------------------           Director
      Everett A. Gilmour

        PAUL L. GIOIA*
------------------------------           Director
        Paul L. Gioia

          SIGNATURE                       TITLE
------------------------------  --------------------------
       JOHN M. KEELER*
------------------------------           Director
        John M. Keeler

        BEN E. LYNCH*
------------------------------           Director
         Ben E. Lynch

      ALTON G. MARSHALL*
------------------------------           Director
      Alton G. Marshall

       WALTER G. RICH*
------------------------------           Director
        Walter G. Rich

                      /s/ T.G. BORKOWSKY
           ----------------------------------------
                        T.G. Borkowsky
*By:          (T.G. Borkowsky, Attorney-in-fact)

                                 EXHIBIT INDEX

EXHIBIT NO.
-------------

          5    Opinion of Huber Lawrence & Abell with respect to the legality of the securities registered hereunder.

       23-1    Consent of Coopers & Lybrand L.L.P.

       23-2    Consent of Huber Lawrence & Abell. (Included in opinion filed as Exhibit No. 5).

       24-1    Power of Attorney of Directors and Officers.

       24-2    Power of Attorney of Registrant.

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